UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Cardinal Bankshares Corporations

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Cardinal Bankshares Corporation Post Office Box 215 Floyd, Virginia 24091 Phone: (540) 745-4191 Fax: (540) 745-4133

May 19, 2009

Dear Shareholders:

As you may know we adjourned our April 22, 2009 annual meeting and did not vote on the proposal to amend Cardinal’s Articles of Incorporation, which would authorize the Company to issue preferred stock. We did this because, although we had a large majority of shares who voted for the proposal, we fell short of the higher voting requirement to approve the proposal (more than 2/3rds of our outstanding shares). We decided to keep the meeting open to give shareholders who had not submitted a proxy or attended the meeting in person an opportunity to consider the proposal. We are going to reconvene the meeting on June 17, 2009 at 3 pm at Bank of Floyd Conference Room, at which time we will conclude the annual meeting by voting on this proposal. The Company’s proxy statement was already sent to you, however, if you would like another copy please call Annette Battle at 540-745-4191 or write us at P.O. Box 215, Floyd, VA 24091 and we will send you one. Also the proxy statement is available on line at www.bankoffloyd.com/2009Proxy.

We are enclosing another proxy for this meeting so that if you can’t attend in person and wish to provide a proxy for your shares to be voted at the meeting you can do so by submitting this proxy. If you have submitted a proxy for the meeting you do not need to submit a new one unless you wish to change your proxy vote.

I want to remind you that we are NOT seeking authority to issue preferred shares in connection with the Government’s Troubled Asset Relief Program (TARP). Although we were approved for participation in TARP the Board of Directors declined to do so concluding that there would be no benefit to our Company in participating in light of our asset quality and capital position.

As I pointed out in my earlier letter, the Board is recommending that the amendment be APPROVED by the shareholders for the strategic reasons discussed in the proxy statement, which I strongly encourage you to review, and cast a vote for the proposal.

Sincerely,

Leon Moore
Chairman of the Board, President and CEO